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                                                                     Exhibit 5.1
Pepper Hamilton LLP
---Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA  19103-2799
215.981.4000
Fax 215.981.4750

                                                                February 4, 2004

Brandywine Realty Trust
401 Plymouth Road
Suite 500
Plymouth Meeting, PA 19462


          Re:    Registration Statement on Form S-3 (Registration No. 333-56237)
                 ---------------------------------------------------------------

Ladies and Gentlemen:

         We have served as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the offer and sale of up to 2,300,000 shares (including up to 300,000 shares that may be issued to Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc., and Raymond James & Associates, Inc. (the "Underwriters") solely to cover over-allotments) of 7.375% Series D Cumulative Redeemable Preferred Shares, par value $0.01 per share (the "Preferred Shares"), of the Company, covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Preferred Shares will be issued pursuant to the Underwriting Agreement, dated as of February 4, 2004 (the "Underwriting Agreement"), by and among the Underwriters, the Company and Brandywine Operating Partnership, L.P. (the "Operating Partnership"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1. The Registration Statement and the related form of prospectus (the "Prospectus") relating to the Preferred Shares included therein in the form in which it was transmitted to the Commission under the Act;

         2. The Declaration of Trust of the Company, as amended and supplemented through the date hereof (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

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         3. The Articles Supplementary classifying the Preferred Shares in the form to be filed with the SDAT, certified as of a recent date by an officer of the Company;

         4. The Bylaws of the Company (the "Bylaws"), certified as of a recent date by an officer of the Company;

         5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

         6. Resolutions (the "Resolutions") adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the issuance of the Preferred Shares, certified as of a recent date by an officer of the Company;

         7. The Underwriting Agreement, certified as of a recent date by an officer of the Company;

         8. A certificate executed by an officer of the Company, dated as of the date hereof; and

         9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

         3. Each of the parties (other than the Company and the Operating Partnership) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

         4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. The Articles Supplementary will be accepted for record by the SDAT prior to the issuance of the Preferred Shares.


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         6. The Preferred Shares will not be issued or transferred in violation of any restriction contained in the Declaration of Trust.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Preferred Shares are duly authorized for issuance and, when and if issued and delivered against payment therefor and otherwise in accordance with the Declaration of Trust, the Bylaws, the Resolutions and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you for your submission to the Commission as an exhibit to the report filed on Form 8-K (the "8-K"), to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.




                                            Very truly yours,

                                            /s/ Pepper Hamilton LLP
                                            --------------------------------
                                            PEPPER HAMILTON LLP